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                                                                    Exhibit 23.1



CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
GBC Bancorp, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-95381) on Form S-8 of our report dated January 17, 2002, except as to Note 22 to the consolidated financial statements, which is as of February 28, 2002, relating to the consolidated balance sheet of GBC Bancorp, Inc. as of December 31, 2001, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the year then ended, which report appears in the December 31, 2001 annual report on Form 10-K of GBC Bancorp, Inc.

Our report refers to a change in accounting for derivative instruments and hedging activities in 2001.

/s/ KPMG LLP
Los Angeles, California
March 22, 2002